Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 11th day of August, 2006, by and among THE PEOPLES BANCTRUST COMPANY, INC., an Alabama corporation (the “Company”), THE PEOPLES BANK AND TRUST COMPANY, an Alabama banking corporation and wholly-owned subsidiary of the Company (the “Bank”), and DON J. GIARDINA (the “Executive”).

RECITALS:

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept such employment on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Employment.

(a) Commencing on September 1, 2006, (the “Commencement Date”), the Company shall employ the Executive, and the Executive shall serve the Company, as President and Chief Executive Officer of each of the Company and the Bank, and any other position agreed upon by the parties, upon the terms and conditions set forth herein. The Executive shall render such administrative and management services for the Company as are customarily performed by persons situated in similar executive capacities. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company. The Executive’s other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Company. The Executive shall devote his business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company policy.

(b) The Executive may establish his permanent residence in such location as may be reasonably approved by the Company, which initial permanent residence will be in the Birmingham, Alabama, metropolitan area. However, the Executive will be expected to spend adequate time at the Bank’s home office in Selma, Alabama, for administrative and management purposes. The Bank will pay for or reimburse the Executive for living accommodations in Selma for these purposes.

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(c) The Executive may devote reasonable periods of time to serve as a director or advisor to other organizations, to charitable and community activities and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company.

(d) As soon as practical after the Commencement Date, the Executive shall be elected to serve as a member of the Board of Directors of the Company and the Bank during the current term. The Board of Directors shall use its best efforts to cause the Executive to continue to be elected to fill such seat during the term of his employment hereunder.

2. Term. The Company employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Commencement Date and ending 36 months thereafter (or such earlier date as provided herein). Additionally, on January 1 of each year during the term of this Agreement, including any extended term, this Agreement shall be automatically extended (without further action by the Executive or the Company), so that the remaining term will be three (3) years from such January 1 date, unless either party by written notice to the other party within sixty (60) days after any such January 1 date elects to terminate this automatic renewal provision, in which event the term shall be fixed for a finite term of three (3) years from such January 1 date without automatic renewal.

3. Compensation and Benefits.

(a) The Company shall pay to the Executive a base salary of $300,000 per annum, pro rated for work done pursuant to this Agreement between the Commencement Date and December 31, 2006, and for any year in which this Agreement is terminated. The base salary shall be paid at such intervals as other salaried officers of the Company are paid, but in no event less than monthly. Beginning January 1, 2007, the Company’s Board of Directors (or its compensation committee) shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b) The Executive shall be permitted to participate in a management incentive program as adopted from time to time by the Company. In addition, the Board of Directors shall annually consider the Executive’s performance, and determine if any additional bonus is appropriate.

(c) The Executive shall be granted options to acquire 50,000 shares of the Company’s common stock under the Company’s 1999 Stock Option Plan (the “Option Plan”). The options shall be granted effective as of the Commencement Date and shall have a term of ten years. The options will vest one-third per year beginning one year following the Commencement Date. That number of options eligible to qualify as incentive stock options under Section 422 of the Internal Revenue Code shall be

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granted as incentive stock options and the remaining options shall be non-qualified stock options. The options shall have an exercise price equal to the fair market value of a share of the Company’s common stock on the effective date of grant, the Commencement Date. The options shall vest in full upon the death of the Executive or upon a change of control of the Company, as defined in the Option Plan. The detailed terms of the option grant will be set forth in a Stock Option Agreement to be executed by the Company and the Executive.

(d) As soon as practical after the Commencement Date, the Executive shall be granted under the Key Employee Restricted Stock Plan (the “Restricted Stock Plan”) 6,000 shares of restricted stock to vest over a three-year period beginning one year following the Commencement Date in accordance with the terms of the Restricted Stock Plan. The details of the restricted stock grant will be set forth in the Restricted Stock Plan and Agreement.

(e) Except as otherwise provided for herein, the Executive shall be eligible to participate in all retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Company now or hereafter applicable to the Executive or applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company, whether or not Executive is covered under any similar plan or plans, the premium or provision of which are paid by third parties. The Executive shall also be reimbursed by the Company up to $10,000 per annum for medical expenses not covered by insurance.

(f) The Company shall provide to the Executive a monthly automobile allowance and mileage reimbursement in accordance with current Company policy.

(g) The Company shall reimburse the Executive’s reasonable expenses for initiation fees (or purchase of membership as the case may be), and dues regarding dining club membership currently held by the Executive in Birmingham Alabama, and for any other club memberships that may be authorized by the Company.

(h) The Company shall reimburse the Executive for travel, seminar and other expenses related to the Executive’s duties and services and for expenses, such as dues and travel expenses, related to Executive’s participation in civic and community activities which are incurred and accounted for in accordance with the historic practices of the Company.

(i) The Executive shall be entitled to twenty (20) days of paid vacation per year.

(j) In lieu of life insurance benefits applicable generally to employees of the Company, the Executive may elect to have the Company provide life insurance for the benefit of the Executive by the Company’s payment, or reimbursement to Executive, of the cost of the premium payments on the Executive’s existing life insurance policies, such premiums not to exceed $3,000.00 annually.

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(k) The Company shall provide the Executive with relocation benefits, not to exceed a combined cost of $10,000.00, including payment or reimbursement for all costs of packing and moving the household goods, furniture, and other belongings of the Executive and his family from their present home in Tennessee to their home in Birmingham, Alabama.

4. Termination.

(a) The Executive’s employment under this Agreement may be terminated prior to the end of the term of this Agreement only as follows:

(i) upon the death of the Executive;

(ii) by the Company due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

(iii) by the Company for Cause upon delivery of a Notice of Termination to the Executive;

(iv) by the Executive for Good Reason upon delivery of a Notice of Termination to the Company after any occurrence of a Change in Control or in the event of a Constructive Termination; and

(v) by the Executive at any time upon delivery of ninety (90) days notice to the Company (and, in such case but without limitation of any other rights of Executive hereunder, the Executive shall be entitled to cash within thirty (30) days of the Termination Date in an amount equal to all Accrued Compensation; provided, however, that in the event of such notice by the Executive to the Company, the Company by notice to the Executive, may specify an earlier Termination Date, including, without limitation, a Termination Date that is effective immediately upon the giving of such notice by the Company to the Executive.

(b) If the Executive’s employment with the Company shall be terminated during the Term (i) by reason of the Executive’s death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his death, the Executive’s estate) within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than by the Company for Cause, the Executive shall also be paid the Pro Rata Bonus. If such termination is on account of death or if the Executive’s Disability constitutes a “Disability”, as defined in section 409A of the Internal Revenue Code and the regulations and guidance thereunder (“Section 409A”), the Executive (or in the case of death, the Executive’s estate) shall be paid the Pro Rata Bonus thirty (30) days following the date of death or Disability. Further, in the event employment is terminated by the Company for Disability and the Disability is a “Disability” under Section 409A, the Company shall pay to the Executive one hundred percent (100.0%)

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of his base salary on the Company’s regular payroll date for the first ninety (90) days of his disability period (reduced, if applicable, by any disability insurance payments from policies provided by the Company). If the Executive’s Disability does not constitute a “Disability” under Section 409A, then the payment of the Pro Rata Bonus and the continuation of base salary, described in this Section 4, shall be made in a lump sum on the date that is six months following the date of the Executive’s Termination Date, or if not a business day, then on the following business day. Regardless of whether the Disability constitutes a “Disability” as defined in Section 409A, the Executive shall be covered under the Company’s long-term disability policy.

(c) If the Executive’s employment with the Company shall be terminated by the Company in violation of this Agreement, by the Executive for Good Reason or in the event of a Constructive Termination, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i) The Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation;

(ii) The Company shall pay to the Executive six months following the Termination Date an amount equal to the Pro Rata Bonus;

(iii) The Company shall pay to the Executive in cash at the end of the sixth month following the Termination Date (the “Payment Date”), a lump sum equal to the present value on the Payment Date of the following: the right to receive for each of thirty-six consecutive months commencing on the Payment Date an amount equal to one-twelfth of the sum of (A) the Base Amount (including any increases in base salary during the term of this Agreement) plus (B) the Bonus Amount (including any increases in bonus amount called for by Section 3(b) of this Agreement). Present value shall be determined assuming an interest rate equal to six percent (6%) and thirty-six (36) equal monthly payments commencing on the Payment Date; and

(iv) The restrictions on any outstanding incentive awards (including stock options and restricted stock) granted to the Executive under any Company stock option or restricted stock plan, including the options granted to the Executive pursuant to Section 3(c) of this Agreement, or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall be immediately exercisable and shall be 100% vested. The period in which Executive may exercise any option granted shall be the full term of such option.

(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

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(e) The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any compensation or benefits which have accrued as of the Termination Date under the Company’s employee benefit plans and other plans specifically applicable to the Executive then in effect shall be determined in accordance with the terms of any such plan.

(f) (i) In the event that any payment or benefit (within the meaning of Section 280 G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive (or for his benefit) paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his relationship with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Company shall pay Executive, in addition to the Payment or Payments, an amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) Executive attributable to the receipt of the Gross-Up Payment (including the Excise Tax, state and federal income taxes, all applicable employment taxes and all interest and penalties incurred by the Executive with respect to any such Excise Tax or such other taxes); provided, however, the Gross-Up Payment shall not include any interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on his return unless such failure to pay results from the Company’s failure to pay the Gross-Up Payment when due. For purposes of the proceeding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law.

(ii) If the Executive is entitled to a Gross-Up Payment hereunder as a result of the vesting of benefits, such as options and restricted stock, even though no termination of employment has occurred, such payment shall only be made at the time of the Change in Control, if the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, as such terms are defined in the regulations and guidance issued under Section 409A (a “409A Change in Control”). If the Change in Control does not constitute a 409A Change in Control or if the Executive becomes entitled to a Gross-Up Payment hereunder as a result of a termination of employment, the payment shall instead be made to the Executive on the date that is six months following the Termination Date.

(g) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and any regulations promulgated thereunder.

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5. Trade Secrets. The Executive shall not, at any time, either during the Term of his employment or after the Termination Date use or disclose any Trade Secrets of the Company, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

6. Non-competition.

(a) In the event the Executive’s employment under this Agreement shall terminate pursuant to Section 4(a)(iii) or 4(a)(v) of this Agreement during the Term and the Company has met, or is current with, its obligations under Section 4 of this Agreement, for one year following such termination, the Executive shall not, in any county where the Company or its majority-owned subsidiaries has a bank branch that accepts deposits that are insured by the Federal Deposit Insurance Corporation (“FDIC”) at the time of such termination, physically work or perform services as a consultant to, or serve as a member of management or as an employee of a financial institution whose deposits are insured by the FDIC. Company branches of Successors and Assigns of the Company shall not be considered in determining the prohibited geographical area. Notwithstanding the foregoing, this Section 6 shall not apply at any time after a Change in Control shall have occurred. Furthermore, it is expressly acknowledged, agreed and understood that this Section 6 shall not restrict or prohibit the Executive from advising or acting as a consultant to any financial institution regarding the sale of such financial institution (or its assets or liabilities) or the acquisition by any such financial institution of another financial institution (or its assets or liabilities); provided, that it is expressly acknowledged and agreed that Executive shall not be permitted to advise or act as a consultant to any financial institution during the term of Executive’s employment by the Company under this Agreement.

(b) The parties have entered into this Section 6 in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding. If, for any reason, this Agreement is not binding because of its geographical scope or because of its term, then the parties agree that this Agreement shall be deemed effective to the widest geographical area and/or the longest period of time (but not in excess of one year) as may be legally enforceable.

(c) The Executive acknowledges that the rights and privileges granted to the Company in this Section 6 are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach of this Section 6 by the Executive will cause the Company great and irreparable injury and damage. Accordingly, the Executive hereby agrees that the Company shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section 6 by the Executive. This provision shall not be construed as a waiver of any other rights or remedies the Company may have for damages or otherwise.

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7. Successors; Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8. Attorneys’ Fees and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

10. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Alabama.

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13. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

15. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly. No acceleration of any payments or benefits provided herein shall be permitted unless allowed under the requirements of Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Executive hereby consents to the modification of the Agreement by the Company in the least restrictive manner (as determined by the Company) necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

18. Survival/Effectiveness of Certain Provisions. The rights and obligations of the parties under Sections 4, 5, 6, 8, 10, and 19 hereof shall survive the termination of this Agreement. The rights and obligation of the parties under paragraphs 3(c) and 3(d) shall be effective immediately upon the Commencement Date, and shall survive the termination of this Agreement notwithstanding any Change in Control of the Company prior to (i) the issuance of stock under said paragraphs or (ii) the execution of any stock or award agreement with respect to the options under said paragraphs.

19. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the

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Termination Date including without limitation, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) bonuses and incentive compensation, including stock options, (other than the Pro Rata Bonus).

(b) “Base Amount” shall mean the greater of the Executive’s annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

(c) “Bonus Amount” shall mean the greater of (i) the most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination Date or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

(d) “Cause,” with respect to the termination of the Executive’s employment shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) such that said failure, in the good faith opinion of the Company, constitutes a material breach of this Agreement, after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board alleges that the Executive has not substantially performed the Executive’s duties (provided the Executive’s assigned duties shall not be inconsistent with his position), or

(ii) the willful engaging by the Executive in (A) illegal conduct which results in the conviction (from which no appeal may be or is timely taken) of the Executive of a felony or (B) gross misconduct which is materially and demonstrably injurious to the Company, or

(iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board

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or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), or (iii) above, and specifying the particulars thereof in detail.

(e) A “Change in Control” shall mean the occurrence during the Term of any of the following events:

(i) The acquisition of ownership, holding or power by any one Person to vote more than 25% of the Bank’s or the Company’s voting stock;

(ii) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company or the Bank (each, an “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board of Directors of the Company or the Bank, as applicable; provided, however, that if the election, or nomination for election by the Company’s or the Bank’s shareholders, of any new director was approved by a vote of at least two-thirds of the applicable Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of such Incumbent Board; provided, further, however, that no individual shall be considered a member of an Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Approval by shareholders of the Company of:

(1) A merger, consolidation or reorganization involving the Company, unless

(a) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

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(b) the individuals who were members of the Company’s Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute more than 50% of the members of the board of directors of the Surviving Corporation. (A transaction described in clauses (a) and (b) shall herein be referred to as a “Non-Control Transaction.”);

(2) A complete liquidation or dissolution of the Company; or

(3) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person; or

(iv) Approval by shareholders of the Bank of:

(1) A merger, consolidation or reorganization involving the Bank;

(2) A complete liquidation or dissolution of the Bank; or

(3) An agreement for the sale or other disposition of all or substantially all of the assets of the Bank to any Person.

(v) For purposes of defining Change in Control, the term “Person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein. The control of the Bank by the Company itself shall not constitute a “Change in Control”;

(vi) Notwithstanding anything contained in this Agreement to the contrary, if, prior to a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause, and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

(f) “Company,” as used herein, unless the context appears otherwise, shall include its wholly-owned subsidiary of the Bank, it being understood that compensation, benefits, and other operations are handled directly by the Bank rather than the holding company.

(g) “Constructive Termination” shall mean Executive’s voluntary Termination of Service within ninety (90) days following the occurrence of one or more

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of the following events, except if such event is approved in writing by Executive prior to its occurrence:

(i) material breach of this Agreement by the Company that is not remedied within thirty (30) business days after receiving written notification by Executive of such failure; or

(ii) a material reduction in Executive’s title or responsibilities unless replaced with a new title or new responsibilities of comparable stature or value to the Company within thirty (30) business days;

(iii) a reduction in the Executive’s base salary;

(iv) any failure to pay the Executive any compensation or benefits to which he is entitled within five (5) days of the date due that is not remedied within thirty (30) business days after receiving written notification by Executive of such failure;

(v) the requirement by the Company that the Executive be based at any place outside a 90-mile radius from the executive offices occupied by the Executive, except for reasonably required travel on the Company’s business, without the Executive’s consent;

(vi) the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan or program in which the Executive was participating at the Commencement Date unless such plan or program is replaced with a plan or program that provides (i) substantially equivalent compensation or benefits to the Executive or (ii) compensation or benefits to the Executive that are comparable to a class of employees that includes senior executives of the Company; or

(vii) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within six (60) days.

(h) “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Executive.

(i) “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse

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change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason, or any other change in condition or circumstances that makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety (90) days preceding the date of Change in Control or at any time thereafter;

(ii) a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

(iii) the Company’s requiring the Executive to be based at any place outside a 90-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

(v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty days;

(vi) any material breach by the Company of any provision of this Agreement;

(vii) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

(viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement.

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Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(j) “Notice of Termination” shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision of indicated.

(k) “Incentive Stock Option Plan” shall mean any Incentive Stock Option Plan adopted by the Company’s Board of Directors.

(l) “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

(m) “Successors and Assigns” shall mean a corporation, or other entity, or person acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

(n) “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

(o) “Trade Secrets” shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

THE PEOPLES BANCTRUST COMPANY, INC.

	By:	/s/ Ted M. Henry
Ted M. Henry
Chairman of the Board

(Corporate Seal)
	By:	/s/ M. Scott Patterson
M. Scott Patterson
Secretary

THE PEOPLES BANK AND TRUST COMPANY

	By:	/s/ Ted M. Henry
Ted M. Henry
Chairman of the Board

(Corporate Seal)
	By:	/s/ M. Scott Patterson
M. Scott Patterson
Secretary

/s/ Don J. Giardina
Executive: Don J. Giardina

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